NEWS RELEASE

CONTACT:                                                                                                        EXHIBIT 99.1

Bob Aronson
Director of Investor Relations
(800) 579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS AND PROVIDES OUTLOOK FOR FISCAL 2002

HOUSTON, TX, March 14, 2002 -- Stage Stores, Inc. (NASDAQ: STGS) today announced results for the fourth quarter and full year ended February 2, 2002 and provided the Company's outlook for the 2002 fiscal year ending February 1, 2003.

Fourth Quarter Results

Comparable store sales for the 13 week period ended February 2, 2002 increased 14.2% as compared to the prior year calendar adjusted 13 week period ended February 3, 2001. Total sales for this year's fourth quarter were $268.7 million versus $289.9 million last year. The decrease in total sales during the fourth quarter primarily reflects the impact of one less week this year than last year, which accounted for $14.8 million of the quarter's sales last year, and the impact of fewer stores in operation year-over-year. During last year's fourth quarter, the Company operated 469 stores throughout November, December and most of January, while it operated 342 stores during all of this year's fourth quarter. Stores which have been closed accounted for approximately $41.7 million of the prior period's sales.

Net income for this year's fourth quarter was $15.8 million, or $0.77 per share on a diluted basis, as compared to a net loss of $24.2 million, or a loss of $0.86 per share, last year. During last year's fourth quarter, the Company was operating and reorganizing under Chapter 11. As a result, actual results for the period include certain charges and expenses related to the Company's Chapter 11 reorganization efforts.

Full Year Results

Comparable store sales for the fiscal year ended February 2, 2002 increased 15.5% on a calendar adjusted basis as compared to the same period last year. Total sales for the 2001 fiscal year were $855.6 million versus $952.3 million for last year. The decrease in total sales during the year primarily reflects the impact of one less week this year than last year, which accounted for $13.2 million of last year's sales, and the impact of fewer stores in operation year-over-year. Stores which have been closed accounted for approximately $204.1 million of the prior year's sales.

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Stage Stores Announces Fourth
Quarter and Full Year Results
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The net loss for fiscal 2001, before extraordinary item, was $11.6 million, or $0.58 per share on a diluted basis. This compares to a net loss for fiscal 2000 of $162.2 million, or $5.77 per share on a diluted basis. Net income for fiscal 2001, after extraordinary item, was $254.4 million, or $12.74 per share on a diluted basis. During the third quarter of fiscal 2001, the Company recorded an extraordinary item related to gain on debt discharge under the Company's Plan of Reorganization of $266.0 million. Between the period from June 1, 2000 to August 24, 2001, the Company was operating and reorganizing under Chapter 11. As a result, actual results for this period include certain charges and expenses related to the Company's Chapter 11 reorganization efforts.

Comments

Commenting on the fiscal year, Jim Scarborough, Chairman, President and Chief Executive Officer, stated, "Fiscal 2001 was a year filled with major accomplishments and important milestones, none of which would have been possible without the hard work and tremendous dedication of our 10,000 employees and the continued support from our business partners and valued suppliers. Through their collective efforts, we were able to complete our reorganization process in just over 14 months and emerge a much stronger, more competitive and better positioned company. This is exemplified by our strong results for the quarter and the year that we are reporting today."

Mr. Scarborough, continued, "As we end the fiscal year, we have a new senior management team, we have re-established our historically strong relationships with our merchandise vendors and have brought our stores' merchandise inventory and mix in line with our customer's wants. As a result of the review of our store base and geographic markets, the original number of stores in operation was reduced during the restructuring period by 47%, as we went from 647 stores at the beginning of the process to 342 stores today. At the same time, we shrank our geographic presence by exiting 20 states over the same period, and today we are located in 13 south central states, which is where our roots are".

Mr. Scarborough, concluded, "Each one of these actions was a critical step in helping to create the Stage Stores of today, and to set a strong foundation for future sales and earnings growth".

Calendar Adjusted Explanation

The Company's 2001 fiscal year consisted of 52 weeks while its 2000 fiscal year consisted of 53 weeks, with the extra week coming in the fourth quarter. Accordingly, sales and earnings for the prior year's fourth quarter and full year include an additional week as compared to the current year's fourth quarter and full year. Comparisons above which are referred to as "calendar adjusted" eliminate the impact of the extra week.

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Stage Stores Announces Fourth
Quarter and Full Year Results
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Presentation of Financial Results

Actual and proforma presentations of financial results for the fourth quarter and for the entire fiscal year for fiscal 2001 and fiscal 2000 are attached to this release. Actual results for fiscal 2001 and fiscal 2000 include certain charges and expenses related to the Company's Chapter 11 reorganization efforts and to the adoption of "fresh start" reporting as set forth in the American Institute of Certified Public Accountants Statement of Position 90-7 "Financial Reporting of Entities in Reorganization Under the Bankruptcy Code". Additionally, the third quarter of fiscal 2001 includes an extraordinary item related to the gain on debt discharge under the Company's Plan of Reorganization of $266.0 million. In order to illustrate what the Company's results during fiscal 2001 and fiscal 2000 would look like after the elimination of these charges, expenses and extraordinary item, proforma financials have been included. The proforma financials also remove the net operating results of stores closed during the reorganization period, back out the adjustment to accrete the yield on repurchased accounts receivable and adjust for the impact of the Company's post-emergence capital structure and associated financing costs recorded during the year. Footnotes to the proforma financials have been provided which reconcile the proforma results to the actual results. The actual and proforma results reported in this news release are not intended to be indicative of future period results. Future period results will be subject to certain risks and uncertainties as discussed in the safe harbor paragraph below.

Outlook For Fiscal 2002

References made to fiscal 2001 results used for comparisons to the fiscal 2002 outlook are proforma results rather than actual results, as included with this news release. The Company believes that this produces more reasonable comparisons.

  The Company's current expectations for the first quarter of fiscal 2002 are as follows ($ in millions except EPS):

	1st Quarter
Item	Outlook 2002 (Range of Estimates)			Proforma 2001
Sales	$195	-	$205	$193.5
Comp Store Sales	1.0%	-	6.0%	17.1%
Net Income	$14	-	$16	$12.2
Diluted EPS	$0.64	-	$0.74	$0.56
EBITDA	$27	-	$30	$23.5
  The range of guidance for the first quarter reflects both the potential increase in sales and margin as merchandise programs initiated after the first quarter of last year are expected to contribute during the period, as well as challenges that the Company will face from increased competition with the introduction of Kohl's in certain of the Company's metropolitan markets. Note that the proforma EPS was calculated using the same number of diluted shares as used in calculating EPS for the first quarter of fiscal 2002.

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Stage Stores Announces Fourth
Quarter and Full Year Results
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  The Company's current expectations for the full 2002 fiscal year are as follows ($ in millions except EPS):

	Full Year
Item	Outlook (Range of Estimates)			Proforma Actual 2001
Sales	$870	-	$890	$852.3
Comp Store Sales	1.0%	-	3.5%	15.5%
Net Income	$52	-	$57	$49.2
Diluted EPS	$2.39	-	$2.62	$2.26
EBITDA	$102	-	$110	$94.2

  The guidance for the full year reflects management's current expectations of more conservative sales and margin improvements for the remainder of the year as compared to the first quarter. The Company intends to update the guidance for the full year following the release of first quarter results. Note that the proforma EPS was calculated using the same number of diluted shares as used in calculating EPS for fiscal 2002.

Additional estimates and guidance are as follows:

  A tax rate of 37% is assumed for the fiscal year.

  Basic shares outstanding as of February 2, 2002 are 19,972,653. For illustrative purposes, the Company has used an assumed market price of $30.00 per share in calculating the diluted effect of stock options and warrants outstanding as of February 2, 2002, as detailed below. Using the treasury stock method as a basis for calculating the fully diluted share count, at the $30.00 per share assumed market price, the diluted weighted average common shares outstanding are assumed to be 21,732,000. The actual amount of diluted shares used for each reporting period during fiscal 2002 to calculate diluted earnings per share will be dependent upon the actual average market price for the stock during the applicable period.

Summary of Shares Subject to Options/Warrants
Description	Number	Exercise Price
Options	1,212,333	$13.75
Options	1,212,333	$15.00
Options	1,212,334	$16.25
Series A Warrants	512,119	$15.00
Series B Warrants	1,078,146	$20.00
Total # of Shares	5,227,265

  Capital expenditures are planned at $45 million, reflecting expenditures on such projects as 13 new stores, 14 remodels and 5 expansions, as well as on information systems enhancements such as a new store point-of-sale cash register system, a new warehouse management system and for the Company's mainframe computer system.

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Stage Stores Announces Fourth
Quarter and Full Year Results
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  Depreciation expense is expected to increase by approximately $4.0 million as a result of the Company's capital program, and be in a range of $17.0 - $18.0 million.

  By quarter, the Company anticipates opening 2 stores in Q1, 5 stores in Q2, 6 stores in Q3 and no new stores in Q4. Two stores are planned to be closed during Q1. As a result of these store openings, selling square footage is expected to grow between 3% - 4%.

Conference Call Information

The Company will host a conference call today at 11:00 a.m. Eastern Time to discuss the fourth quarter's and full year's results, as well as its outlook for fiscal 2002. Individual investors and other interested parties can listen to a live webcast of the Company's conference call by logging on to the companyboardroom website while institutional investors, who are members, can access the call through www.streetevents.com. A replay will be available online at each site until midnight on March 21, 2002.

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the south central United States. The company currently operates 342 stores in 13 states under the Stage, Bealls and Palais Royal names.

On the effective date of the Company's Plan of Reorganization, August 24, 2001, Stage Stores, Inc., a Delaware corporation, merged into its wholly-owned subsidiary, Specialty Retailers, Inc. (NV), a Nevada corporation (the "Merger Date"). On the Merger Date, Specialty Retailers, Inc. (NV), the surviving corporation, changed its name to Stage Stores, Inc. For all periods referenced, Stage Stores, Inc. and its predecessor in interest are both referred to above as "Stage Stores" or the "Company".

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the Company's outlook and expectations for the first quarter and full year of fiscal 2002. The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Amendment No.1 to Form 10, as filed with the Securities and Exchange Commission (the "SEC") on December 13, 2001, and other factors as may periodically be described in other Company filings with the SEC.

(Tables to Follow)

Stage Stores, Inc.
Consolidated Statements of Operations
(in thousands, except earnings per share)
(unaudited)

	Actual Quarter Ended (1)				Proforma Quarter Ended
	February 2, 2002		February 3, 2001		February 3, 2001
	Amount	% to Sales	Amount	% to Sales	Amount	% to Sales

Net sales	$ 268,680	100.0%	$ 289,885	100.0%	$ 248,142	100.0%	(a)
Cost of sales and related buying, occupancy and distribution expenses (2)	190,249	70.8%	199,480	68.8%	167,725	67.6%
	_____________		_____________		______________
Gross profit	78,431	29.2%	90,405	31.2%	80,417	32.4%
Selling, general and administrative expenses	53,298	19.8%	71,550	24.7%	50,216	20.2%	(a),(b)
Reorganization items and store closure costs	-	0.0%	35,090	12.1%	-	0.0%	(a)
Interest, net	360	0.1%	8,031	2.8%	439	0.2%	(c)
	_____________		_____________		______________
Income (loss) before income tax and extraordinary item	24,773	9.2%	(24,266)	-8.4%	29,762	12.0%
Income tax expense	8,970	3.3%	(27)	0.0%	11,607	4.7%	(d)
	_____________		_____________		______________
Net income (loss)	$ 15,803	5.9%	$ (24,239)	-8.4%	$ 18,155	7.3%	(a)
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Basic & Diluted earnings (loss) per common share data:
Basic earnings (loss) per common share	$ 0.79		$ (0.86)		$ 0.91
	=====		=====		=====
Basic weighted average common shares outstanding	19,973	(e)	28,096		19,973	(e)
	=====		=====		=====
Diluted earnings (loss) per common share	$ 0.77		$ (0.86)		$ 0.88
	=====		=====		=====
Diluted weighted average common shares outstanding	20,581	(e)	28,096		20,581	(e)
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EBITDA	$ 28,399	10.6%			$ 33,201	13.4%
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    (1)    The Company emerged from bankruptcy on August 24, 2001 (the "Effective Date"). For financial reporting purposes, the Effective Date was assumed to be September 1, 2001, the last day of the Company's seventh fiscal period. The adjustments to reflect the consummation of the Company's Plan of

            Reorganization, including the gain on discharge of pre-petition liabilities and the adjustment to record assets and liabilities at their fair value, were recorded on the Effective Date. Accordingly, the Company's post-reorganization financial statements are not comparable to the pre-reorganization financial statements.

    (2)    The prior year fourth quarter included a credit to cost of sales of $6.6 million while the current year fourth quarter included a charge to cost of sales of

            $2.5 million to adjust shrink expense to the required amount as per the physical inventory. This resulted in a swing between the two years in the fourth quarter of $9.1 million, or $0.28 per share on a diluted basis. No adjustments have been made for this effect in the proforma presentation.

  Reported results have been adjusted to eliminate the net expense resulting from the Company's Chapter 11 Proceedings, subsequent reorganization efforts and store closures. This includes the reported sales of $41.7 million, cost of sales including occupancy costs of $30.2 million and direct operating expenses of $6.8 million of the stores included in the 1999 and 2000 Store Closure Programs and the six stores closed in 2001 prior to the Effective Date. Reported depreciation expense prior to the Effective Date is also adjusted for the impact of the basis reduction to recorded property, equipment and leasehold improvements due to fresh-start adjustments. The adjusted basis of depreciable assets owned as of the Effective Date was $100.3 million which would result in annual depreciation expense of approximately $12.0 million. Accordingly, proforma results for the fourteen weeks ended February 3, 2001 include depreciation expense of approximately $3.0 million.

  Securitization interest of $2.1 million included in proforma results is based on $175.0 million of borrowings (outstanding borrowing level as of September 1, 2001) at an interest rate of 3.95% plus unused facility fees and amortization of debt issue costs. The adjustment to accrete yield on repurchased receivables of $15.5 million in the fourteen weeks ended February 3, 2001 has been eliminated.

  Reported interest expense of $8.0 million on the debtor-in-possession financing and related debt issue costs has been eliminated. Proforma interest on the revolving facility and amortization of related debt issue costs is $0.4 million. Revolving interest is based on outstanding letters of credit of $14.1 million and no outstanding borrowings.

  Reported tax expense has been adjusted to a 39% effective tax rate.

  Weighted average shares outstanding represent the shares of new common stock issued under the Plan. In addition, the Company has 3,637,000 stock options with a weighted average exercise price of $15.00, 512,119 Series A Warrants with a exercise price of $15.00, and 1,078,146 Series B Warrants with a exercise price of $20.00 outstanding at February 2, 2002. The average market price during the fourth quarter of 2001 was $19.16. The basic and diluted shares outstanding for the fourth quarter of 2001 has been used in the proforma results for the fourth quarter of 2000.

Stage Stores, Inc.
Consolidated Statements of Operations
(in thousands, except earnings per share)
(unaudited)

	Actual Fiscal Year Ended (1)
	February 2, 2002		February 3, 2001
	Amount	% to Sales	Amount	% to Sales

Net sales	$ 855,575	100.0%	$ 952,274	100.0%
Cost of sales and related buying, occupancy and distribution expenses	599,170	70.0%	714,192	75.0%
	______________		_______________
Gross profit	256,405	30.0%	238,082	25.0%
Selling, general and administrative expenses	185,490	21.7%	246,206	25.9%
Reorganization items and store closure costs	23,141	2.7%	114,236	12.0%
Fresh-start adjustments	35,249	4.1%	-	0.0%
Interest, net	11,232	1.3%	39,807	4.2%
	______________		_______________
Income (loss) before income tax and extraordinary item	1,293	0.2%	(162,167)	-17.0%
Income tax expense	12,905	1.5%	48	0.0%
	______________		_______________
Income (loss) before extraordinary item	(11,612)	-1.4%	(162,215)	-17.0%
Extraordinary item - gain on debt discharge	265,978	31.1%	-	0.0%
	______________		_______________
Net income (loss)	$ 254,366	29.7%	$(162,215)	-17.0%
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Basic and diluted earnings (loss) per common share data:(2)
Basic and diluted earnings (loss) per common share before extraordinary item	$ (0.58)		$ (5.77)
Extraordinary item - gain on debt discharge per common share	13.32		-
	_______		________
Basic and diluted earnings (loss) per common share	$ 12.74		$ (5.77)
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Basic and diluted weighted average common shares outstanding	19,973		28,098
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	Proforma Fiscal Year Ended
	February 2, 2002		February 3, 2001
	Amount	% to Sales	Amount	% to Sales

Net sales	$ 852,271	100.0%	$ 748,142	100.0%	(a)
Cost of sales and related buying, occupancy and distribution expenses	593,236	69.6%	537,769	71.9%
	______________		_______________
Gross profit	259,035	30.4%	210,373	28.1%
Selling, general and administrative expenses	177,879	20.9%	163,217	21.8%	(a),(b)
Reorganization items and store closure costs	-	0.0%	-	0.0%	(a)
Fresh-start adjustments	-	0.0%	-	0.0%	(c)
Interest, net	1,597	0.2%	1,753	0.2%	(d)
	______________		_______________
Income before income tax and extraordinary item	79,559	9.3%	45,403	6.1%
Income tax expense	30,337	3.6%	17,707	2.4%	(e)
	______________		_______________
Income before extraordinary item	49,222	5.8%	27,696	3.7%	(a)
Extraordinary item - gain on debt discharge	-	0.0%	-	0.0%	(c)
	______________		_______________
Net income	$ 49,222	5.8%	$ 27,696	3.7%	(a)
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Basic and diluted earnings per common share data:
Basic earnings per common share	$ 2.46		$ 1.39
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Basic weighted average common shares outstanding	19,973		19,973		(f)
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Diluted earnings per common share	$ 2.45		$ 1.38
	=====		======
Diluted weighted average common shares outstanding	20,094		20,094		(f)
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Proforma EBITDA	$ 94,156	11.0%	$ 59,156	7.9%
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    (1)     Actual results of operations are presented on a combined basis with operations prior to September 1, 2001 reflecting those of the predecessor company.

            The Company emerged from bankruptcy on August 24, 2001 (the "Effective Date"). For financial reporting purposes, the Effective Date was assumed to be September 1, 2001, the last day of the Company's seventh fiscal period. The adjustments to reflect the consummation of the Company's Plan of

             Reorganization, including the gain on discharge of pre-petition liabilities and the adjustment to record assets and liabilities at their fair value, were recorded on the Effective Date. Accordingly, the Company's post-reorganization financial statements are not comparable to the pre-reorganization financial statements.

    (2)     All common share equivalents were anti-dilutive during the period due to the loss before extraordinary item.

  Reported results have been adjusted to eliminate the net expense resulting from the Company's Chapter 11 Proceedings, subsequent reorganization efforts and store closures. This includes the reported sales of $3.3 million and $204.1 million, cost of sales including occupancy costs of $2.4 million and $170.4 million and direct operating expenses of $.7 million and $41.3 million of the stores included in the 1999 and 2000 Store Closure Programs and the six stores closed during 2001 prior to the Effective Date for fiscal 2001 and fiscal 2000, respectively. Reported depreciation expense prior to the Effective Date is also adjusted for the impact of the basis reduction to recorded property, equipment and leasehold improvements due to fresh-start adjustments. The adjusted basis of depreciable assets owned as of the Effective Date was $100.3 million which would result in annual depreciation expense of approximately $12.0 million. Accordingly, pro-forma results for the fifty-two weeks ended February 2, 2002 include proforma depreciation of approximately $7.0 million for the thirty weeks ended September 1, 2001 and actual depreciation of approximately $6.0 for the twenty-two weeks ended February 2, 2002. Proforma results for the fifty-three weeks ended February 3, 2001 include depreciation of approximately $12.0 million.

  Securitization interest included in proforma results for fiscal 2001 is $7.8 million. Proforma securitization interest for 2001 consists of (i) proforma interest of $5.0 million for thirty weeks based on $175.0 million of borrowings (based on outstanding borrowing levels at September 1, 2001) at an interest rate of 3.95% plus unused facility fees and amortization of debt issue costs and (ii) actual securitization interest of $2.8 million for the twenty-two weeks ended February 2, 2002. For fiscal 2000, proforma securitization interest is $8.5 million based on $175.0 million of borrowings at an interest rate of 3.95% plus unused facility fees and amortization of debt issue costs. Reported securitization interest of $7.5 million in the fifty-three weeks ended February 3, 2001, has been eliminated. The adjustment to accrete yield on repurchased receivables of $9.0 million and $37.8 million in the fiscal years ended February 2, 2002 and February 3, 2001, respectively, has been eliminated.

  Reported results have been adjusted to eliminate the effect of fresh-start adjustments and the extraordinary item - gain on debt discharge.

  Proforma interest expense included for fiscal 2001 is based on (i) proforma interest of $1.0 million for thirty weeks based on fees associated with outstanding letters of credit of $14.1 million, amortization of debt issue costs and no outstanding borrowings and (ii) actual interest expense of $0.6 million for the twenty-two weeks ended February 2, 2002. For fiscal 2000, proforma interest on the revolving facility is $1.0 million plus amortization of new debt issue costs of $0.7 million. The fiscal 2000 revolving facility interest is based on fees associated with letters of credit of $14.1 million and no outstanding borrowings. Reported interest expense related to pre-petition debt and debtor-in-possession financing of $10.7 million and $39.8 million in the fiscal years ended February 2, 2002 and February 3, 2001, respectively, has been eliminated.

  Reported tax expense has been adjusted to reflect an effective rate of 39% for the pre-emergence period ended September 1, 2001. For the twenty-two weeks of post-emergence activity, the actual tax rate of 37% was used. The effective tax for the Company has declined post-emergence due to changes in the corporate structure which has reduced state income taxes. Tax expense for fiscal 2000 was adjusted to a 39% effective tax rate.

  Weighted average shares outstanding represents the shares of new common stock issued under the Plan. The Company has 3,637,000 stock options with a weighted average exercise price of $15.00, 512,119 Series A Warrants with a exercise price of $15.00, and 1,078,146 Series B Warrants with a exercise price of $20.00 outstanding at February 2, 2002. The average market price during the twenty-two week period ended February 2, 2002 was $15.45. The number of diluted shares outstanding during the twenty-two week period ended February 2, 2002 were 20,094,116. This diluted shares outstanding has been used for earnings per share calculations in proforma fiscal 2001 and proforma fiscal 2000.

Stage Stores, Inc.
Condensed Consolidated Balance Sheets
(subject to reclassification)
(in thousands)

	Reorganized	Predecessor
	Company	Company
	February 2, 2002	February 3, 2001
	(Unaudited)
ASSETS
Cash and cash equivalents	$ 22,679	$ 20,510
Retained interest in receivables sold	114,769	-
Accounts receivable, net	11,524	272,435
Merchandise inventories, net	178,818	218,683
Prepaid expenses and other current assets	17,688	15,577
	___________	___________
Total current assets	345,478	527,205

Property, equipment and leasehold improvements, net	109,612	128,811
Other assets	5,629	9,983
	___________	___________
Total assets	$ 460,719	$ 665,999
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LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Accounts payable	$ 60,417	$ 56,224
Accrued expenses and other current liabilities	47,324	46,644
Debtor-in-possession facility	-	224,288
Current portion of long-term debt	197	-
	___________	___________
Total current liabilities	107,938	327,156

Long-term debt	873	-
Other long-term liabilities	11,684	4,362
Liabilities subject to compromise under reorganization proceedings	-	574,968
	___________	___________
Total liabilities	120,495	906,486
	=========	=========

Stockholders' equity (deficit)	340,224	(240,487)
	___________	___________
Total liabilities and stockholders' equity (deficit)	$ 460,719	$ 665,999
	=========	=========